Exhibit 21.1
Subsidiaries of Qualtrics International Inc.

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Qualtrics, LLC	Delaware
New Debden Merger Sub II LLC	Delaware
Qualtrics Holdings Inc.	Delaware
Delighted, LLC	Delaware
Statwing, LLC	Delaware
IP Asset Holdings, LLC	Delaware
TM Property Holdings, LLC	Delaware
Clarabridge, Inc.	Delaware
Engagor, Inc.	Delaware
SurveyVitals A Qualtrics Company, LLC	Delaware
Usermind, LLC	Delaware
Usermind International, LLC	Delaware
Temkin Group, LLC	Delaware
Qualtrics Provo HQ, LLC	Delaware
Market Metrix, A Clarabridge Company	Delaware
QCL Technologies ULC	British Columbia, Canada
QAL Technologies Pty Ltd	Australia
Qualtrics Japan LLC	Japan
Qualtrics Sweden AB	Sweden
QSL Technologies Pte. Ltd.	Singapore
Qualtrics Technologies Spain, S.L.U.	Spain
QDL Technologies GmbH	Germany
QFL Technologies Sarl	France
QIL Technologies Limited	Ireland
Qualtrics Ireland Limited	Ireland
QPL Technologies sp. z o.o.	Poland
QUL Technologies Limited	United Kingdom
Qualtrics Hong Kong Limited	Hong Kong
Qualtrics Brasil LTDA	Brazil
Qualtrics India Private Limited	India
Qualtrics Korea LLC	South Korea
Qualtrics Mexico S. de R.L. de C.V.	Mexico
Qualtrics Netherlands B.V.	Netherlands
Qualtrics Switzerland AG	Switzerland
Usermind d.o.o. Beograd	Serbia
Engagor NV	Belgium
Clarabridge UK, Ltd.	United Kingdom
Clarabridge Netherlands BV	Netherlands

Market Metrix Iberia, S.L.	Spain
Market Metrix Singapore Private Ltd.	Singapore
QCL Technologies Holdings, LLC	Delaware
Qualtrics de Argentina S.R.L.	Argentina
Qualtrics Middle East FZ-LLC	United Arab Emirates
Qualtrics Colombia S.A.S.	Colombia
Qualtrics Holdings I, LLC	Delaware
Qualtrics Holdings II, LLC	Delaware

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